Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

BRIGHTHOUSE FINANCIAL, INC.,

ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION,

TRUSTEE

DATED AS OF SEPTEMBER 12, 2018

6.250% JUNIOR SUBORDINATED DEBENTURES DUE 2058

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS AND ESTABLISHMENT

SECTION 1.01	Definitions	2
SECTION 1.02	Establishment	4

ARTICLE II
TERMS AND CONDITIONS OF THE DEBENTURES

SECTION 2.01	Payment of Principal and Interest	6
SECTION 2.02	Global Securities	7
SECTION 2.03	No Sinking Fund	8
SECTION 2.04	Option to Defer Interest Payments	8
SECTION 2.05	Payment Restrictions during an Extension Period	9
SECTION 2.06	Redemption at the Option of the Company	10
SECTION 2.07	Events of Default	11
SECTION 2.08	Tax Treatment	12
SECTION 2.09	Subordination	12
SECTION 2.10	Defeasance	12

ARTICLE III
MISCELLANEOUS PROVISIONS

SECTION 3.01	Effectiveness	12
SECTION 3.02	Debentures Unaffected by Other Supplemental Indentures	12
SECTION 3.03	Trustee Not Responsible for Recitals	13
SECTION 3.04	Ratification and Incorporation of Base Indenture	13
SECTION 3.05	Governing Law	13
SECTION 3.06	Separability	13
SECTION 3.07	Executed in Counterparts	13

EXHIBITS

Exhibit A	Form of Junior Subordinated Debenture

i

FIRST SUPPLEMENTAL INDENTURE, dated as of September 12, 2018 (this “First Supplemental Indenture”), between Brighthouse Financial, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, not in its individual capacity but solely in its capacity as trustee hereunder (together with its successors and assigns in such capacity, the “Trustee”), supplementing the Junior Subordinated Indenture, dated as of September 12, 2018 (the “Base Indenture”), between the Company and the Trustee.

RECITALS

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s junior subordinated debt securities (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture and this First Supplemental Indenture (together, the “Indenture”), the Company has duly authorized the creation and issuance of its 6.250% Junior Subordinated Debentures due 2058 (the “Debentures”) in an initial aggregate principal amount of $375,000,000 (or up to $431,250,000 aggregate principal amount if the underwriters exercise their over-allotment option (the “Over-Allotment Option”) to purchase additional Debentures granted pursuant to the Underwriting Agreement, dated September 5, 2018 (the “Underwriting Agreement”), among the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein), the form and substance of such Debentures, and the terms, provisions and conditions thereof to be set forth herein as provided in the Indenture;

WHEREAS, the Company has requested that the Trustee, in respect to the Debentures, execute and deliver this First Supplemental Indenture in such capacity; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee or an Authenticating Agent, the valid obligations of the Company, have been done and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the purchase and acceptance of the Debentures by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures, and the terms, provisions and conditions thereof, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ESTABLISHMENT

SECTION 1.01 Definitions.

Unless the context otherwise requires or unless otherwise set forth herein:

(a)    a term not defined herein that is defined in the Base Indenture, has the same meaning when used in this First Supplemental Indenture;

(b)    the definition of any term in this First Supplemental Indenture that is also defined in the Base Indenture, shall for the purposes of this First Supplemental Indenture supersede the definition of such term in the Base Indenture;

(c)    a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(d)    the definition of a term in this First Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Base Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;

(e)    the singular includes the plural and vice versa;

(f)    headings are for convenience of reference only and do not affect interpretation; and

(g)    the following terms have the meanings given to them in this Section 1.01(g):

“Base Indenture” has the meaning specified in the preamble hereto.

“Depositary” has the meaning specified in Section 1.02(c).

“Debentures” has the meaning specified in the recitals hereto.

“Extension Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 2.04 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid interest (including Additional Interest on such deferred interest) and all other accrued and unpaid interest on the Debentures.

“First Supplemental Indenture” has the meaning specified in the preamble hereto.

“holder of Debentures,” or other similar term, means the Person or Persons in whose name or names a particular Debenture shall be registered on the books of the Company kept for that purpose in accordance with the terms of the Indenture.

“Indenture” has the meaning specified in the recitals hereto.

“Interest Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2018.

“Interest Period” means the period beginning on and including the Original Issue Date and ending on but excluding the first Interest Payment Date thereafter and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.

“Original Issue Date” means September 12, 2018.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time the Debentures would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Debentures.

“Redemption Date” means the date fixed for the redemption of the Debentures by or pursuant to the Indenture.

“Regular Record Date” means with respect to each Interest Payment Date, the close of business on March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date.

“Regulatory Capital Event” means that the Company becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Company as a result of being so subject set forth criteria pursuant to which the full principal amount of the Debentures would not qualify as capital under such capital adequacy guidelines, as the Company may determine at any time, in its sole discretion.

“Stated Maturity” means September 15, 2058.

“Tax Event” means that the Company will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, to the effect that, as a result of any:

(i)

amendment to or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

(ii)

official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (i) above, by any court, governmental agency or regulatory authority; or

(iii)

threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures,

(each of the above, a “change of tax law”) which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after the Original Issue Date, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company in whole or in part, for United States federal income tax purposes; provided that a change of tax law under section 163(j) of the Internal Revenue Code of 1986, as amended (“section 163(j)”) (including any amendment to section 163(j), and any amendment to or the issuance of regulations or another official administrative pronouncement under section 163(j)), shall not give rise to a Tax Event unless, in the opinion of independent counsel experienced in such matters, the change of tax law under section 163(j) limits, defers or prohibits the deduction of interest on the Debentures in a manner or to an extent different from interest on senior debt obligations of the Company by reason of the specific characteristics of the Debentures.

“Trustee” has the meaning specified in the preamble hereto.

SECTION 1.02 Establishment.

(a)    There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s “6.250% Junior Subordinated Debentures due 2058”.

(b)    The Debentures shall be issuable in fully registered form, without coupons, and in denominations of $25 and integral multiples of $25 in excess thereof.

(c)    Upon execution of this First Supplemental Indenture, Debentures in an initial aggregate principal amount of $375,000,000 shall be executed by the Company and delivered to the Trustee, and the Trustee shall thereupon authenticate and deliver such Debentures in accordance with a written order of the Company. The Company may execute and deliver to the Trustee, and the Trustee shall thereupon authenticate and deliver in accordance with a written order of the Company, up to an additional $56,250,000 principal amount of Debentures pursuant to the exercise of the Over-Allotment Option. No further Debentures shall be authenticated and delivered except as provided by Sections 2.05, 2.07, 2.11, 3.04 or 9.04 of the Base Indenture; provided, however, that the aggregate principal amount of the Debentures may be increased in the future with no limit, without notice to or the consent of the holders of Debentures, on the same terms and conditions and with the same CUSIP and ISIN numbers as the Debentures, except for any difference, if applicable, in the issue price, the issue date, the first Interest Payment Date and the initial interest accrual date; provided that the additional Debentures are fungible with the existing Debentures for U.S. federal income tax purposes; provided, further, that no Event of Default with respect to the Debentures shall have occurred and be continuing. Any additional Debentures authenticated and delivered pursuant to this Section 1.02(c), including any authenticated and delivered pursuant to the exercise of the Over-Allotment Option, shall be governed by this First Supplemental Indenture and shall rank equal in right of payment with the Debentures issued on the date of this First Supplemental Indenture and, together with the Debentures issued as of the date of this First Supplemental Indenture, shall be treated as a single series of Debentures for all purposes.

(d)    The Debentures shall be issued in the form of one or more Global Securities, registered in the name of a nominee for the Depositary (as defined below). Each Debenture and the Trustee’s or Authenticating Agent’s Certificate of Authentication thereof, shall be in substantially the form set forth in Exhibit A hereto. The depositary with respect to the Debentures shall be The Depository Trust Company (the “Depositary”).

(e)    Each Debenture shall be dated the date of authentication thereof and shall bear interest from, and including, the Original Issue Date or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the Stated Maturity or any earlier Redemption Date.

ARTICLE II

TERMS AND CONDITIONS OF THE DEBENTURES

SECTION 2.01 Payment of Principal and Interest.

(a)    The principal of the Debentures shall be due at the Stated Maturity. The unpaid principal amount of the Debentures shall bear interest at the rate of 6.250% per year until paid or duly provided for. Interest shall be paid quarterly in arrears on each Interest Payment Date, beginning on December 15, 2018, to the Person in whose name the Debentures are registered on the Regular Record Date for such Interest Payment Date; provided that interest payable at the Stated Maturity or on a Redemption Date that is not an Interest Payment Date will be payable to the Person to whom the principal will be payable. Interest payable on a Redemption Date that is an Interest Payment Date will be payable to the registered holders of Debentures on the relevant Regular Record Date. Except as otherwise specified in Section 2.04, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the holders of Debentures on such Regular Record Date and may be paid as provided in Section 2.03 of the Base Indenture.

(b)    Interest payments for this Debenture shall be computed on the basis of a 360-day year composed of twelve 30-day months. Defaulted interest and interest deferred pursuant to Section 2.04 shall bear interest, to the extent permitted by applicable law, at the rate of 6.250% per year, computed on the basis of a 360-day year composed of twelve 30-day months, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(c)    If any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

(d)    The Trustee is hereby designated as Security Registrar and Paying Agent for the Debentures, and all payments of principal of and premium, if any, and interest due on the Debentures at the Stated Maturity or upon redemption will be made upon surrender of the Debentures at the office of the Paying Agent in the Borough of Manhattan, The City of New York.

(e)    The principal of and premium, if any, and interest due on the Debentures shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) and Additional Interest will be made, subject to such surrender where applicable and subject, in the case of a Global Security, to the Trustee’s or Paying Agent’s arrangements with the Depositary, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) by wire transfer at such place and to such account at a banking institution in the United States of America as may be designated in writing to the Trustee or the Paying Agent at least 15 days prior to the date for payment by the Person entitled thereto.

SECTION 2.02 Global Securities.

(a)    Except under the limited circumstances described below, Debentures represented by Global Securities will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Securities described above may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or by the Depositary or a nominee of the Depositary to a successor Depositary or a nominee of the successor Depositary.

(b)    Except as otherwise provided in this First Supplemental Indenture, owners of beneficial interests in such Global Securities will not be considered holders thereof for any purpose under the Indenture, and no Global Security representing a Debenture shall be exchangeable, except for another Global Security of like denomination and to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of holders of such Global Securities shall be exercised only through the Depositary.

(c)    A Global Security shall be exchangeable in whole or, from time to time, in part for Debentures in definitive registered form only as provided in the Indenture. If (i) at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Debentures or if at any time the Depositary shall no longer be registered or in good standing as a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, at such time as the Depositary is required to be so registered and the Depositary so notifies the Company and, in each case, the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, or (ii) subject to the procedures of the Depositary, the Company in its sole discretion determines that the Debentures shall be exchangeable for Debentures in definitive registered form and executes and, in each case, delivers to the Trustee or an Authenticating Agent an Officers’ Certificate evidencing the determination by the Company providing that the Debentures shall be so exchangeable, the Debentures shall be exchangeable for Debentures in definitive registered form; provided that the definitive Debentures so issued in exchange for the Debentures shall be in denominations of $25 and integral multiples of $25 in excess thereof, and be of like aggregate principal amount and tenor as the portion of the Debentures to be exchanged. Except as provided herein, owners of beneficial interests in the Debentures will not be entitled to have Debentures registered in their names, will not receive or be entitled to physical delivery of Debentures in definitive registered form and will not be considered holders thereof for any purpose under the Indenture. Each of the Company, the Trustee, any Paying Agent and the Security Registrar shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Debentures, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Any Global Security that is exchangeable pursuant to this Section 2.02(c) shall be exchangeable for Debentures registered in such names as the Depositary shall direct.

SECTION 2.03 No Sinking Fund.

The Debentures shall not be entitled to any sinking fund or analogous requirement, and Sections 3.05, 3.06 and 3.07 of the Base Indenture shall not apply to the Debentures.

SECTION 2.04 Option to Defer Interest Payments.

(a)    So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right, at any time and from time to time, to elect to defer the payment of interest on the Debentures for one or more consecutive Interest Periods that do not exceed five years for any single Extension Period; provided that no Extension Period shall extend beyond the Stated Maturity, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Debentures.

(b)    During any Extension Period, interest shall continue to accrue on the Debentures, and deferred interest payments shall accrue Additional Interest at the same rate, compounded on each Interest Payment Date to the extent permitted by applicable law. During any Extension Period, the Company shall have the right to make partial payments of interest on any Interest Payment Date; provided, however, that the Company shall not pay current interest on the Debentures until the Company has paid all accrued and unpaid deferred interest, including any Additional Interest. No interest otherwise due during an Extension Period shall be due and payable on the Debentures until the end of such Extension Period except upon an acceleration arising from an Event of Default or redemption of the Debentures during such Extension Period.

(c)    At the end of five years following the commencement of any Extension Period, the Company shall pay all accrued and unpaid deferred interest (including Additional Interest) on the Debentures to the Persons in whose names the Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Extension Period.

(d)    If, at the end of any Extension Period, the Company shall have paid all deferred interest due on the Debentures, including Additional Interest, the Company may again defer interest payments on the Debentures pursuant to this Section 2.04.

(e)    The Company shall give written notice of its election to commence or continue any Extension Period to the Trustee and the holders of Debentures at least one Business Day prior to the commencement or continuance of such Extension Period.

SECTION 2.05 Payment Restrictions during an Extension Period.

After the Company has given notice of the commencement of an Extension Period and until the Company has paid all accrued and unpaid interest on the Debentures, including any Additional Interest, the Company shall not, and shall not permit any Subsidiary to:

(a)    declare or pay any dividends or other distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of the Company’s capital stock (which includes common stock and preferred stock);

(b)    make any payment of principal of or premium, if any, or interest on or repay, purchase or redeem any of the Company’s debt securities ranking equally in right of payment with or junior in right of payment to the Debentures; or

(c)    make any guarantee payments with respect to any guarantee by the Company of any securities of any Subsidiaries if such guarantee ranks equally in right of payment with or junior in right of payment to the Debentures.

The restrictions listed above will not apply to:

(i)    any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Company’s capital stock where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

(ii)    any declaration of a dividend in connection with the implementation of a stockholder rights plan, or the issuance of rights, capital stock or other property under any such plan, or the redemption or purchase of any such rights pursuant thereto;

(iii)    as a result of a reclassification of any series or class of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for or into another class or series of the Company’s capital stock;

(iv)    any purchase of fractional interests in shares of the Company’s capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

(v)    any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with:

(1)    any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more directors, officers, agents, consultants, employees or independent contractors;

(2)    the satisfaction of the Company’s obligations pursuant to any contract outstanding prior to the commencement of the Extension Period requiring such purchase, redemption or other acquisition;

(3)    a dividend reinvestment or shareholder purchase plan; or

(4)    the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the Extension Period;

(vi)    any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock; and

(vii)    any payment of current or deferred interest on securities that rank equally with the Debentures in right of payment, which payments are made pro rata to the amounts due on such securities and on the Debentures, and any payment of principal of or current or deferred interest on securities that rank equally with the Debentures in right of payment, which, if not made, would cause the Company to breach the terms of the instrument governing such securities.

SECTION 2.06 Redemption at the Option of the Company.

(a)    The provisions of Sections 3.01, 3.02, 3.03 and 3.04 of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Debentures.

(b)    The Company may redeem the Debentures in increments of $25 principal amount:

(i)    in whole at any time or in part from time to time on or after September 15, 2023 at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain Outstanding after giving effect to such redemption;

(ii)    in whole, but not in part, at any time prior to September 15, 2023, within 90 days of the occurrence of a Tax Event, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date;

(iii)    in whole, but not in part, at any time prior to September 15, 2023, within 90 days of the occurrence of a Regulatory Capital Event, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date; or

(iv)    in whole, but not in part, at any time prior to September 15, 2023, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of their principal amount plus any accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date;

provided that, in each case, all accrued and unpaid interest, including Additional Interest, has been paid in full on all outstanding Debentures for all Interest Periods ending on or before the Redemption Date.

(c)    If less than all the Debentures are to be redeemed, the Company shall give the Trustee and the Paying Agent at least 35 days’ (or such shorter period as the Trustee and the Paying Agent may agree) notice in advance of the date fixed for redemption as to the aggregate principal amount of Debentures to be redeemed, and thereupon the Trustee shall select, pro rata, by lot or in such other manner as it shall deem appropriate and fair in its discretion and otherwise in accordance with the customary procedures of the Depositary that may provide for the selection of a portion or portions (equal to $25 and integral multiples of $25 in excess thereof) of the principal amount of such Debentures of a denomination larger than $25 to be redeemed and shall thereafter promptly notify the Company in writing of the numbers of the Debentures to be redeemed, in whole or in part.

SECTION 2.07 Events of Default.

(a)    The provisions of Section 6.01 of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Debentures.

(b)    An Event of Default with respect to the Debentures shall only occur as set forth in Section 6.01(a)(1) and Section 6.01(a)(2) of the Base Indenture.

(c)    For the avoidance of doubt, holders of Debentures shall have no right to declare the principal of the Debentures to be due and payable immediately, and there shall be no right of acceleration of principal and accrued but unpaid interest on the Debentures in the case of (i) any default in the payment of principal of or premium, if any, or interest (including any deferred interest or Additional Interest) or (ii) any failure by the Company to comply with any covenant contained in this First Supplemental Indenture or the Base Indenture.

SECTION 2.08 Tax Treatment.

Each holder of Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that such holder of Debentures intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for all United States federal, state and local tax purposes.

SECTION 2.09 Subordination.

The subordination provisions of the Base Indenture, including the provisions contained in Article XIV and the definition of “Senior Indebtedness” set forth in Section 1.01, shall apply to the Debentures.

SECTION 2.10 Defeasance.

The Debentures shall be defeasible pursuant to both Sections 13.02 and 13.03 of the Base Indenture, and the provisions of Article XIII of the Base Indenture shall apply to the Debentures.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01 Effectiveness.

This First Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.02 Debentures Unaffected by Other Supplemental Indentures.

To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall in any way affect the terms of any other supplemental indenture or any other series of Securities. This First Supplemental Indenture shall relate and apply solely to the Debentures.

SECTION 3.03 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee or the Agents, and neither the Trustee nor the Agents assume any responsibility for the correctness thereof. Neither the Trustee nor the Agents make any representation as to the validity or sufficiency of this First Supplemental Indenture or the Debentures.

SECTION 3.04 Ratification and Incorporation of Base Indenture.

As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 3.05 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.06 Separability.

In case any one or more of the provisions contained in this First Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Debentures, but this First Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.07 Executed in Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

BRIGHTHOUSE FINANCIAL, INC.

By:	/s/ Jin Chang
	Name:	Jin Chang
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Trustee

By:	/s/ Ryan Riggleman
	Name:	Ryan Riggleman
	Title:	AVP

[Brighthouse Financial, Inc. Junior Subordinated Debentures due 2058 — First Supplemental Indenture]

Exhibit A

Form of Junior Subordinated Debenture

(FORM OF 6.250% JUNIOR SUBORDINATED DEBENTURES DUE 2058)

THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE BASE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO BRIGHTHOUSE FINANCIAL, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.02 OF THE FIRST SUPPLEMENTAL INDENTURE, THIS DEBENTURE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, ONLY TO DTC, TO ANOTHER NOMINEE OF DTC OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. [●]	Principal Amount: [●]
Issue Date: [●]	CUSIP No.: 10922N 202

ISIN No.: US10922N2027

BRIGHTHOUSE FINANCIAL, INC.

Global Certificate initially representing

$[●] aggregate principal amount of

6.250 % Junior Subordinated Debentures due 2058

Regular Record Date:	With respect to each Interest Payment Date, the close of business on March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date.

Original Issue Date:	September 12, 2018

Stated Maturity:	September 15, 2058

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2018, subject to the Company’s right to defer the payment of interest as provided in Section 2.04 of the First Supplemental Indenture

Interest Rate:	6.250% per year

Authorized Denomination:	$25 and integral multiples of $25 in excess thereof

This Global Certificate is in respect of a duly authorized issue of 6.250% Junior Subordinated Debentures due 2058 (the “Debentures”) of Brighthouse Financial, Inc., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof). The principal of the Debentures shall be due at the Stated Maturity. The unpaid principal amount of the Debentures shall bear interest at the rate of 6.250% per year until paid or duly provided for. The Company, for value received, hereby promises to pay to Cede & Co., or registered assigns, the amount of principal of the Debentures represented by this Global Certificate on the Stated Maturity, and to pay interest thereon from, and including, the Original Issue Date or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the Stated Maturity or any earlier Redemption Date. Interest shall be paid quarterly in arrears on each Interest Payment Date, beginning on December 15, 2018, to the Person in whose name this Debenture is registered on the Regular Record Date for such Interest Payment Date; provided that interest payable at the Stated Maturity or on a Redemption Date that is not an Interest Payment Date will be payable to the Person to whom the principal will be payable. Interest payable on a Redemption Date that is an Interest Payment Date will be payable to the registered holders of Debentures on the relevant Regular Record Date. Except as otherwise specified in Section 2.04 of the First Supplemental Indenture, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the holders on such Regular Record Date and may be paid as provided in Section 2.03 of the Base Indenture.

Interest payments for this Debenture shall be computed on the basis of a 360-day year composed of twelve 30-day months. Defaulted interest and interest deferred pursuant to Section 2.04 of the First Supplemental Indenture shall bear interest, to the extent permitted by applicable law, at the rate of 6.250% per year, computed on the basis of a 360-day year composed of twelve 30-day months, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

If any date on which interest is payable on this Debenture is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

So long as no Event of Default with respect to this Debenture has occurred and is continuing, the Company shall have the right, at any time and from time to time, to elect to defer the payment of interest on this Debenture for one or more consecutive Interest Periods that do not exceed five years for any single Extension Period; provided that no Extension Period shall extend beyond the Stated Maturity, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of this Debenture. If, at the end of any Extension Period, the Company shall have paid all deferred interest due on this Debenture, including Additional Interest, the Company may again defer interest payments on this Debenture pursuant to Section 2.04 of the First Supplemental Indenture.

During any Extension Period, interest shall continue to accrue on the Debentures, and deferred interest payments shall accrue Additional Interest at the same rate, compounded on each Interest Payment Date to the extent permitted by applicable law. During any Extension Period, the Company shall have the right to make partial payments of interest on any Interest Payment Date; provided, however, that the Company shall not pay current interest on the Debentures until the Company has paid all accrued and unpaid deferred interest, including any Additional Interest. No interest otherwise due during an Extension Period shall be due and payable on the Debentures until the end of such Extension Period except upon an acceleration arising from an Event of Default or redemption of the Debentures during such Extension Period.

At the end of five years following the commencement of any Extension Period, the Company shall pay all accrued and unpaid deferred interest (including Additional Interest) on the Debentures to the Persons in whose names the Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Extension Period.

The Company shall give written notice of its election to commence or continue any Extension Period to the Trustee and the holders of Debentures at least one Business Day prior to the commencement or continuance of such Extension Period.

After the Company has given notice of the commencement of an Extension Period and until the Company has paid all accrued and unpaid interest on the Debentures, including any Additional Interest, the Company shall be subject to the payment restrictions provided for in Section 2.05 of the First Supplemental Indenture.

Payment of the principal of, and premium, if any, and interest due on this Debenture at the Stated Maturity or upon redemption will be made upon surrender of this Debenture at the office of the Paying Agent in the Borough of Manhattan, The City of

New York. The principal of and premium, if any, and interest due on this Debenture shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) and Additional Interest will be made, subject to such surrender where applicable and subject to the Trustee’s or Paying Agent’s arrangements with the Depositary, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) by wire transfer at such place and to such account at a banking institution in the United States of America as may be designated in writing to the Trustee or the Paying Agent at least 15 days prior to the date for payment by the Person entitled thereto.

The payment of the principal of and premium, if any, and interest (including any Additional Interest) on each and all of the Debentures is subordinate and junior in right of payment to the prior payment in full of all amounts then due and payable in respect of all Senior Indebtedness of the Company as provided in the Indenture.

Each holder of Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that such holder of Debentures intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for all United States federal, state and local tax purposes.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS DEBENTURE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

BRIGHTHOUSE FINANCIAL, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

(Reverse of Debenture)

6.250% Junior Subordinated Debentures due 2058

This Debenture is one of a duly authorized issue of junior subordinated debt securities of the Company (the “Securities”) issued and issuable in one or more series under a Junior Subordinated Indenture, dated as of September 12, 2018 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 12, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Debentures issued thereunder and of the terms upon which said Debentures are, and are to be, authenticated and delivered. This Debenture is one of the series designated on the face hereof as the 6.250% Junior Subordinated Debentures due 2058, initially limited in aggregate principal amount of $[●]. No further Debentures shall be authenticated and delivered except as provided by Sections 2.05, 2.07, 2.11, 3.04 or 9.04 of the Base Indenture or Section 1.02(c) of the First Supplemental Indenture; provided, however, that the aggregate principal amount of the Debentures may be increased in the future with no limit, without notice to or the consent of the holders of Debentures, on the same terms and conditions and with the same CUSIP and ISIN numbers as the Debentures, except for any difference, if applicable, in the issue price, the issue date, the first Interest Payment Date and the initial interest accrual date; provided that the additional Debentures are fungible with the existing Debentures for U.S. federal income tax purposes; provided, further, that no Event of Default with respect to the Debentures shall have occurred and be continuing. Any additional Debentures authenticated and delivered pursuant to Section 1.02(c) of the First Supplemental Indenture shall be governed by the Indenture and shall have the ranking and treatment as provided therein. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

1.    Except under the limited circumstances described in the First Supplemental Indenture, this Debenture will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. This Debenture may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or by the Depositary or a nominee of the Depositary to a successor Depositary or a nominee of the successor Depositary. Except as otherwise provided in the First Supplemental Indenture, owners of beneficial interests in this Debenture will not be considered holders thereof for any purpose under the Indenture, and this Debenture shall not be exchangeable, except for another Global Security of like denomination and to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of holders of such Global Securities shall be exercised only through the Depositary. This Debenture is exchangeable in whole or, from time to time, in part for Debentures in definitive registered form only as provided herein or in the Indenture. If (i) at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Debenture or if at any time the Depositary shall no longer be registered or in good standing as a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, at such time as the Depositary is required to be so registered and the Depositary so notifies the Company and, in each case, the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, or (ii) subject to the procedures of the Depositary, the Company in its sole discretion determines that this Debenture shall be exchangeable for Debentures in definitive registered form and executes and, in each case, delivers to the Trustee or an Authenticating Agent an Officers’ Certificate evidencing the determination by the Company providing that this Debenture shall be so exchangeable, this Debenture shall be exchangeable for Debentures in definitive registered form; provided that the definitive Debentures so issued in exchange for this Debenture shall be in denominations of $25 and integral multiples of $25 in excess thereof, and be of like aggregate principal amount and tenor as the portion of this Debenture to be exchanged. Except as provided herein or in the First Supplemental Indenture, owners of beneficial interests in this Debenture will not be entitled to have Debentures registered in their names, will not receive or be entitled to physical delivery of Debentures in definitive registered form and will not be considered holders thereof for any purpose under the Indenture. Each of the Company, the Trustee, any Paying Agent and the Security Registrar shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in this Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. If this Debenture is exchangeable pursuant to Section 2.02(c) of the First Supplemental Indenture, this Debenture shall be exchangeable for Debentures registered in such names as the Depositary shall direct.

2.    If an Event of Default with respect to the Debentures occurs, the principal of the Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any holder of Debentures, become immediately due and payable as provided in the Indenture. For the avoidance of doubt, holders of Debentures shall have no right to declare the principal of the Debentures to be due and payable immediately, and there shall be no right of acceleration of principal and accrued but unpaid interest on the Debentures in the case of (i) any default in the payment of principal of or premium, if any, or interest (including any deferred interest or Additional Interest) or (ii) any failure by the Company to comply with any covenant contained in the Indenture.

3.    The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee from time to time and at any time to enter into an indenture or indentures supplemental thereto with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected by such supplemental indenture or indentures at the time Outstanding for the purpose of amending the Indenture or any supplemental indenture or of modifying in any manner the rights of the holders of the Securities of such series. The Indenture also contains provisions permitting the holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series to waive compliance with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Debenture shall be conclusive and binding upon such holder and upon all future holders and owners of this Debenture and of any Debenture issued in exchange herefor, on registration of transfer hereof or place hereof, irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

4.    The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company pursuant to this Debenture and (b) the Company’s obligations under any restrictive covenants under the Indenture, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Debenture.

5.     (a)    The Company may redeem the Debentures in increments of $25 principal amount:

(i)

in whole at any time or in part from time to time on or after September 15, 2023 at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain Outstanding after giving effect to such redemption;

(ii)

in whole, but not in part, at any time prior to September 15, 2023, within 90 days of the occurrence of a Tax Event, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date;

(iii)

in whole, but not in part, at any time prior to September 15, 2023, within 90 days of the occurrence of a Regulatory Capital Event, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date; or

(iv)

in whole, but not in part, at any time prior to September 15, 2023, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of their principal amount plus any accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the Redemption Date;

provided that, in each case, all accrued and unpaid interest, including Additional Interest, has been paid in full on all outstanding Debentures for all Interest Periods ending on or before the Redemption Date.

(b)    If, as a result of any change in, or amendment to, the laws of a Relevant Taxing Jurisdiction or the official interpretation thereof that is announced or becomes effective on or after the date a Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction (other than any such change or amendment that is announced before such Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction), the Company becomes or, based upon an Opinion of Counsel by independent counsel selected by the Company, will become obligated to pay Additional Amounts as described in Section 4.02 of the Base Indenture with respect to the Debentures, then the Company may at any time at its option redeem, in whole, but not in part, the Debentures on not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of their principal amount, plus accrued and unpaid interest (including any Additional Interest) on the Debentures to, but excluding, the date fixed for redemption.

(c)    In case the Company shall desire to redeem all or, as the case may be, a portion of the Debentures, the Company shall, or shall cause the Trustee to (in the Company’s name and at the Company’s expense), give notice of such redemption to the holders of Debentures to be redeemed by transmitting a notice of such redemption not less than 30 days and not more than 60 days before the date fixed for redemption as set forth in the Indenture; provided, however, that any notice of redemption may be sent more than 60 days prior to a Redemption Date if such notice is issued in connection with a legal defeasance or a satisfaction and discharge of the Indenture. Each such notice of redemption shall specify the date fixed for redemption and the Redemption Price (or the formula by which the Redemption Price will be determined). Interest on such Debentures or portions of such Debentures shall cease to accrue on and after the date fixed for redemption, unless the Company defaults in the payment of the Redemption Price and accrued interest (including any Additional Interest) with respect to any such Debenture or portion thereof.

6.    If less than all the Debentures are to be redeemed, the Company shall give the Trustee and the Paying Agent at least 35 days’ (or such shorter period as the Trustee and the Paying Agent may agree) notice in advance of the date fixed for redemption as to the aggregate principal amount of Debentures to be redeemed, and thereupon the Trustee shall select, pro rata, by lot or in such other manner as it shall deem appropriate and fair in its discretion and otherwise in accordance with the customary procedures of the Depositary that may provide for the selection of a portion or portions (equal to $25 and integral multiples of $25 in excess thereof) of the principal amount of such Debentures of a denomination larger than $25 to be redeemed and shall thereafter promptly notify the Company in writing of the numbers of the Debentures to be redeemed, in whole or in part.

7.    The Debentures are issuable in fully registered form, without coupons, and in denominations of $25 and integral multiples of $25 in excess thereof.

8.    The Debentures are not entitled to any sinking fund or analogous requirement.

9.    No recourse under or upon any obligation, covenant or agreement of the Indenture, or of this Debenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or indirectly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued thereunder are solely corporate obligations, and that no such personal liability whatsoever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors as such, of the Company or of any predecessor or successor corporation, or any of them, because of the creation of this indebtedness or under or by reason of the obligations, covenants or agreements contained in the Indenture or this Debenture or implied therefrom, and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director as such, because of the creation of this indebtedness, or under or by reason of the obligations, covenants or agreements contained in the Indenture or this Debenture or implied therefrom, are hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issuance hereof.

10.    THIS DEBENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF NEW YORK.

11.    In the event of a conflict between the terms of this Debenture and the terms of the Indenture, the terms of the Indenture shall control.

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